Computershare

600, 530-8th Avenue S.W., Calgary, AB T2P 3S8 Tel.: (403) 267-6800 Fax: (403) 267-6529

June 7, 2002

Alberta Securities Commission
British Columbia Securities Commission
TSX Venture Exchange

Dear Sirs:

Subject: Triband Enterprises Corporation

We advise the following with respect to the upcoming Meeting of Shareholders for the subject Corporation:

1.	Meeting Type	:	Annual and General
2.	Security Description of Voting Issue	:	Common
3.	CUSIP Number	:	896013109
4.	Record Date	:	July 3, 2002
5.	Meeting Date	:	August 9, 2002
6.	Meeting Location	:	Vancouver, BC

Yours Truly,
COMPUTERSHARE TRUST COMPANY

Sophie Clancy
Assistant Account Manager
Client Services, Stock Transfer
(403) 267-6851 Tel
(403) 267-6529 Fax
sophie.clancy@computershare.com

cc: Triband Enterprises Corp
Attention: Kathleen Martin